EXHIBIT 99.1

EXPLANATION OF RESPONSES

(1)
Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. On January 5, 2024, Insight Venture Partners X, L.P. elected to convert 32,134 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Venture Partners (Cayman) X, L.P. elected to convert 26,350 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Venture Partners (Delaware) X, L.P. elected to convert 5,098 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, and Insight Venture Partners X (Co-Investors), L.P. elected to convert 764 shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2)	Held directly by Insight Venture Partners X, L.P.
(3)	Held directly by Insight Venture Partners (Cayman) X, L.P.
(4)	Held directly by Insight Venture Partners (Delaware) X, L.P.
(5)	Held directly by Insight Venture Partners X (Co-Investors), L.P.
(6)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $22.75 to $23.52, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote (6) to this Form 4.